Exhibit 99.1 Signet International Holdings, Inc., Announces acquisition of TV rights.

SIGNET INTERNATIONAL HOLDINGS (“SIGN” OTCBB)
ACQUIRES TV RIGHTS TO NEW NOVEL,
“TALES FROM THE moe.Republic”

Palm Beach, Florida. June 4, 2007….The Company today announced the successful culmination of negotiations for the exclusive television rights to “Tales From The moe.Republic”, by John E. Derhak. The full-length novel is expected to be published late this year and is currently being sold as an abridged, autographed limited edition on the web site, www.moerepublic.org .

The award winning rock group and jam band, moe., presently touring Japan, is expected to create the theme and transitional music for the Signet TV series. “We are delighted to be included in this endeavor,” a spokesman for the group announced. “We look forward to Tales from the moe.Republic getting off the ground and into our Nation’s TV homes; this project has inspired us to create the music for this Signet production.”

“This is an exciting acquisition,” said Ernest Letiziano, Signet’s Chairman. “The book is all about the lives and legends that frequent a mythical hotel located on the coast of Maine, “the moe.Republic”. The hotel is run by a reluctant innkeeper, who bungles his way through one mishap and misadventure after another.” Mr. Derhak’s writing style, humorous and endearing, brings the characters to life, like old friends you’ve known before. “There’s an “episodic” quality to the book,” said Letiziano, “ allowing us to serialize every chapter into several episodes. Additionally, we are very pleased that Mr. Derhak has agreed to assist in writing and production of the TV adaptation. The musical participation of the rock group “moe” is an unexpected bonus which we believe will enhance “moe.Repulic’s” appeal to the much sought after age 25-54 demographic. This is an ambitious project and we can’t wait to get started’.
About Signet International Holdings, Inc.

Signet International Holdings, Inc. is a publicly owned corporation (SIGN:OTCBB) who, through its subsidiaries, will own and operate television stations and network(s) and will produce and distribute via various multimedia technologies, sports, gaming and entertainment programming. A primary component of Signet’s business plan is the building of its own TV network(s) via the acquisition of small television stations and using them as a base to deliver its programming.

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CONTACT: Ms Sowers Signet International Holdings, Inc. 561-832-2000, Ext.# 2.